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Exhibit 5.1

                            INGEN TECHNOLOGIES, INC.

                              DIRECTORS' RESOLUTION

                                     2006.1

     BE IT KNOWN THAT, on the 5th day of January, 2006 at a duly constituted special meeting of the Directors of Ingen Technologies, Inc., the following resolution was voted and approved upon motion duly made and seconded:

     Zinovy Lekht, MD, is hereby removed from the Board of Directors.

     This resolution is necessary because, regrettably, Dr. Lekht does not have the time available to devote to his duties as Director.

                           CERTIFICATION BY SECRETARY

     I am the Secretary of Ingen Technologies, Inc. I hereby certify that the foregoing is a true and correct copy of the Resolution adopted by the Board of Directors of Ingen Technologies, Inc. on January 5, 2006 in accordance with the provisions of our Bylaws.

     IN WITNESS WHEREOF, I have this 5th day of January, 2006, subscribed my name as Secretary of Ingen Technologies, Inc. and have caused the corporate seal to be affixed hereto (if such a seal exists).

/s/ Thomas J. Neavitt
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Secretary of Corporation

                                WAIVER OF NOTICE

     The undersigned Directors of Ingen Technologies, Inc. hereby waive notice of the special Directors' meeting held on January 5, 2006. We consent to all actions taken in the meeting. Faxed and electronic signatures are as valid as original signatures hereupon, and may be signed in counterparts.

/s/ Scott R. Sand                     /s/ Curt Miedema
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Scott R. Sand                         Curt Miedema

/s/ Chris Worth                       /s/ Khoo Yong Sin
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Chris Wirth                           Khoo Yong Sin

/s/ Stephen O'Hara
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Stephen O'Hara